Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER RESULTS —
GAAP Net Income Increases 162% (Non-GAAP Increases 63%) on Sales Increase of 2%
JASPER, IN (May 3, 2017) - Kimball International, Inc. (NASDAQ: KBAL) today announced third quarter fiscal year 2017 net sales of $153.1 million, an increase of 2% over the prior year third quarter, and net income of $7.2 million, an increase of 162% over the prior year third quarter.  Excluding prior year restructuring charges, adjusted net income increased 63%. Earnings per diluted share for the third quarter was $0.19 compared to $0.07 per share earned in the prior year quarter, or $0.12 per share earned in the prior year quarter excluding restructuring charges.
Bob Schneider, Chairman and CEO, stated, “The third quarter is typically the seasonally low period for the office furniture industry, but we were pleased with the relatively strong quarter. To have achieved a 7.2% operating income in a third quarter is very encouraging at this point in our turnaround efforts. The significant increase in our net income, despite the seasonally low sales level, is testament to our efforts the last couple years to right-size our cost structure. Our employees have focused on controlling costs through productivity gains and cost savings initiatives, including the broad-based savings we are experiencing from the consolidation of our metal fabrication production from Idaho into Indiana facilities. We've also focused on coming to market with new and innovative products, which are resonating well with customers. Sales of new office furniture products introduced in the last three years were up a strong 21% over the third quarter last year.”
Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	March 31, 2017	March 31, 2016	Percent Change
Net Sales	$153,068	$150,038	2%
Gross Profit	$51,052	$45,819	11%
Gross Profit %	33.4%	30.5%
Selling and Administrative Expenses	$40,106	$38,763	3%
Selling and Administrative Expenses %	26.2%	25.8%
Restructuring Expense	$0	$2,761
Operating Income	$10,946	$4,295	155%
Operating Income %	7.2%	2.9%
Adjusted Operating Income *	$10,946	$7,056	55%
Adjusted Operating Income % *	7.2%	4.7%
Net Income	$7,231	$2,757	162%
Adjusted Net Income *	$7,231	$4,445	63%
Adjusted Return on Capital *	17.2%	12.2%
Diluted Earnings Per Share	$0.19	$0.07
Adjusted Diluted Earnings Per Share *	$0.19	$0.12

* Items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.

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Net sales in the third quarter of fiscal year 2017 increased 2% from the prior year third quarter. The increase was primarily driven by the finance vertical (up 24%) and the hospitality vertical (up 9%), partially offset by a decline in the healthcare vertical (down 21%). An increased focus on strategic accounts and assisting financial institutions with refreshing their facilities contributed to the significant increase in sales in the finance vertical. The improvement in the hospitality vertical was primarily driven by non-custom business and to a lesser extent by custom business. Uncertainty surrounding the Affordable Care Act impacted sentiment in the healthcare market which the Company believes is causing a delay in spending in the healthcare vertical. Office furniture sales, which includes all verticals except hospitality, were flat compared to the prior year third quarter.

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Sales from new office furniture products introduced in the last three years increased 21% over the prior year third quarter. New product sales approximated 29% of total office furniture sales in the current year third quarter compared to 25% in the prior year third quarter.

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Orders received during the third quarter of fiscal year 2017 increased 12% from the prior year third quarter, with increases in all vertical markets, except healthcare and hospitality which had very strong orders in the prior year quarter. Excluding the hospitality vertical, orders received by office furniture verticals increased 18% compared to the prior year third quarter. One of the Company’s brands implemented a price increase effective April 1st, which the Company believes had the effect of pulling some orders forward into the current year third quarter.  Excluding the estimated effect of the price increase, consolidated orders increased approximately 7% instead of 12% and orders received by the office verticals increased approximately 12% instead of 18%.

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Third quarter gross profit as a percent of net sales improved 290 basis points over the prior year third quarter, due to lean initiatives, including benefits from the Company's restructuring plan involving the transfer of metal fabrication production from Idaho into facilities in Indiana, and lower employee benefit costs. Gross profit also increased as a result of higher pricing, including both price increases as well as more favorable pricing on select new products.

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Selling and administrative expenses in the third quarter of fiscal year 2017 increased 40 basis points as a percent of net sales and increased 3% in absolute dollars compared to the prior year third quarter. The increase in selling and administrative expense was primarily driven by increases in incentive compensation as a result of higher earnings levels.

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As a result of completing restructuring activities during the first quarter, including the sale of the Post Falls, Idaho facility and land, no restructuring costs were incurred during the third quarter of fiscal year 2017. Pre-tax restructuring expenses in the prior year third quarter were $2.8 million.

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Operating cash flow for the third quarter of fiscal year 2017 was $17.6 million compared to operating cash flow of $24.5 million in the third quarter of the prior year, a decrease of $6.9 million. The decrease was primarily driven by a lower amount of working capital converted to cash as compared to the prior year quarter, only partially offset by the improved earnings during the current year quarter.

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The Company's balance in cash, cash equivalents, and short-term investments was $84.5 million at March 31, 2017, compared to June 30, 2016 cash and cash equivalents of $47.6 million. The increase was primarily driven by current year profitability, proceeds from the sale of the Post Falls building and land in August 2016, and improved conversion of working capital balances to cash, and was partially offset by the return of capital to share owners in the form of share repurchases and dividends totaling $13.1 million during the first nine months of fiscal year 2017. During the current year third quarter, the Company did not repurchase shares.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release include (1) operating income excluding restructuring expense; (2) net income excluding restructuring expense; (3) diluted earnings per share excluding restructuring expense; and (4) return on capital excluding restructuring expense. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes it is useful for investors to understand how its core operations performed without gains or expenses related to executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these gains/expenses to enable meaningful trending of core operating metrics.
The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the outcome of a governmental review of our subcontractor reporting practices, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2016 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	May 4, 2017
Time:	11:00 AM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball Office, National Office Furniture, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Dedicated to our Guiding Principles, our values and integrity are evidenced by public recognition as a highly trusted company and an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, share owners and the communities in which we operate. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimball.com.

Financial highlights for the third quarter ended March 31, 2017 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	March 31, 2017		March 31, 2016
Net Sales	$153,068	100.0%	$150,038	100.0%
Cost of Sales	102,016	66.6%	104,219	69.5%
Gross Profit	51,052	33.4%	45,819	30.5%
Selling and Administrative Expenses	40,106	26.2%	38,763	25.8%
Restructuring Expense	0	0.0%	2,761	1.8%
Operating Income	10,946	7.2%	4,295	2.9%
Other Income, net	492	0.3%	149	0.1%
Income Before Taxes on Income	11,438	7.5%	4,444	3.0%
Provision for Income Taxes	4,207	2.8%	1,687	1.2%
Net Income	$7,231	4.7%	$2,757	1.8%

Earnings Per Share of Common Stock:
Basic	$0.19		$0.07
Diluted	$0.19		$0.07

Average Number of Total Shares Outstanding:
Basic	37,236		37,439
Diluted	37,642		37,707

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except per share data)	March 31, 2017		March 31, 2016
Net Sales	$497,951	100.0%	$470,426	100.0%
Cost of Sales	332,454	66.8%	320,257	68.1%
Gross Profit	165,497	33.2%	150,169	31.9%
Selling and Administrative Expenses	126,061	25.3%	120,170	25.5%
Restructuring (Gain) Expense	(1,832)	(0.4%)	5,961	1.3%
Operating Income	41,268	8.3%	24,038	5.1%
Other Income (Expense), net	899	0.2%	(234)	0.0%
Income Before Taxes on Income	42,167	8.5%	23,804	5.1%
Provision for Income Taxes	15,221	3.1%	8,923	1.9%
Net Income	$26,946	5.4%	$14,881	3.2%

Earnings Per Share of Common Stock:
Basic	$0.72		$0.40
Diluted	$0.71		$0.39

Average Number of Total Shares Outstanding:
Basic	37,360		37,458
Diluted	37,860		37,869

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2017	June 30, 2016
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$59,977	$47,576
Short-term investments	24,492	0
Receivables, net	42,274	51,710
Inventories	37,784	40,938
Prepaid expenses and other current assets	9,713	10,254
Assets held for sale	217	9,164
Property and Equipment, net	82,118	87,086
Intangible Assets, net	2,929	3,021
Deferred Tax Assets	13,698	12,790
Other Assets	13,311	11,031
Total Assets	$286,513	$273,570

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$30	$29
Accounts payable	35,904	41,826
Customer deposits	20,848	18,625
Dividends payable	2,328	2,103
Accrued expenses	44,060	44,292
Long-term debt, less current maturities	184	212
Other	15,989	16,615
Share Owners' Equity	167,170	149,868
Total Liabilities and Share Owners' Equity	$286,513	$273,570

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2017	2016
Net Cash Flow provided by Operating Activities	$49,738	$39,781
Net Cash Flow used for Investing Activities	(23,070)	(13,699)
Net Cash Flow used for Financing Activities	(14,267)	(16,895)
Net Increase in Cash and Cash Equivalents	12,401	9,187
Cash and Cash Equivalents at Beginning of Period	47,576	34,661
Cash and Cash Equivalents at End of Period	$59,977	$43,848

Net Sales by End Market Vertical
	Three Months Ended			Nine Months Ended
(Unaudited)	March 31,			March 31,
(Amounts in Millions)	2017	2016	% Change	2017	2016	% Change
Commercial	$48.7	$48.4	1%	$151.6	$150.5	1%
Education	13.5	13.0	4%	54.7	49.0	12%
Finance	17.3	14.0	24%	50.8	47.0	8%
Government	18.4	17.2	7%	57.4	56.5	2%
Healthcare	19.4	24.5	(21%)	66.9	62.3	7%
Hospitality	35.8	32.9	9%	116.6	105.1	11%
Total Net Sales	$153.1	$150.0	2%	$498.0	$470.4	6%

Orders Received by End Market Vertical
	Three Months Ended			Nine Months Ended
(Unaudited)	March 31,			March 31,
(Amounts in Millions)	2017	2016	% Change	2017	2016	% Change
Commercial	$54.7	$47.3	16%	$162.6	$158.3	3%
Education	19.4	15.1	28%	53.0	48.5	9%
Finance	15.0	11.4	32%	52.7	46.8	13%
Government	24.3	17.0	43%	62.7	56.2	12%
Healthcare	20.6	23.1	(11%)	68.9	67.1	3%
Hospitality	32.4	34.5	(6%)	109.7	105.6	4%
Total Orders Received	$166.4	$148.4	12%	$509.6	$482.5	6%

At the beginning of fiscal year 2017 we redefined our vertical market reporting to better reflect the end markets that we serve. The largest shifts among vertical markets were sales to certain government-affiliated customers such as state universities, which were previously classified in the government vertical market and are now classified in the education vertical market.  Prior period information was estimated to reflect the new vertical market definitions on a comparable basis.

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Nine Months Ended
(Unaudited)	March 31,		March 31,
(Amounts in Thousands)	2017	2016	2017	2016
Interest Income	$136	$104	$345	$220
Interest Expense	(5)	(6)	(15)	(17)
Foreign Currency Gain (Loss)	(13)	28	(28)	(12)
Gain (Loss) on Supplemental Employee Retirement Plan Investment	473	108	869	(170)
Other Non-Operating Expense	(99)	(85)	(272)	(255)
Other Income (Expense), net	$492	$149	$899	$(234)

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Restructuring Expense
	Three Months Ended
	March 31,
	2017	2016
Operating Income, as reported	$10,946	$4,295
Pre-tax Restructuring Expense	0	2,761
Adjusted Operating Income	$10,946	$7,056

Net Income excluding Restructuring Expense
	Three Months Ended
	March 31,
	2017	2016
Net Income, as reported	$7,231	$2,757
Pre-tax Restructuring Expense	0	2,761
Tax on Restructuring Expense	0	(1,073)
After-tax Restructuring Expense	0	1,688
Adjusted Net Income	$7,231	$4,445

Return on Capital excluding Restructuring Expense
	Three Months Ended
	March 31,
	2017	2016
Adjusted Operating Income — see non-GAAP reconciliation above	$10,946	$7,056
Median Effective Income Tax Rate for trailing four quarters	35.7%	38.1%
Median Income Tax Expense	3,908	2,688
Net Operating Profit After-Tax (NOPAT)	7,038	4,368
Average Capital *	164,129	143,750
Adjusted Return on Capital (annualized)	17.2%	12.2%
* Capital is defined as Total Equity plus Total Interest-Bearing Debt

Diluted Earnings Per Share excluding Restructuring Expense
	Three Months Ended
	March 31,
	2017	2016
Diluted Earnings Per Share, as reported	$0.19	$0.07
After-tax Restructuring Expense	0.00	0.05
Adjusted Diluted Earnings Per Share	$0.19	$0.12